Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Eric Boyriven Financial Dynamics 212-850-5600

KVH Reports Second Quarter Results

• Record Quarterly Revenue of $22.0 Million, Up 17% Year over Year

• $0.11 EPS and Record Net Income of $1.7 Million

MIDDLETOWN, RI – July 20, 2006 – KVH Industries, Inc., (Nasdaq: KVHI) today reported its results for the second quarter ended June 30, 2006. Revenue for the quarter was $22.0 million, up 17% from $18.8 million for the second quarter ended June 30, 2005. Net income for the quarter was $1.7 million, or $0.11 per diluted share. Net income for the quarter included a non-cash charge of approximately $0.2 million, or $0.02 per diluted share, related to the company’s adoption of SFAS No. 123(R), “Share Based Payment,” which requires the expensing of stock options and other equity compensation. During the same period last year the company reported net income of $1.0 million, or $0.06 per diluted share.

For the six months ended June 30, 2006, revenue increased 15% to $42.3 million from $36.7 million for the six months ended June 30, 2005. KVH reported net income of $2.9 million or $0.20 per diluted share for the 2006 period, versus net income of $1.3 million or $0.09 per diluted share in the year ago period. Net income for the 2006 period included a stock-based compensation charge of approximately $0.5 million, or $0.03 per diluted share.

“Building on our successful start to the year, the second quarter was highlighted by record revenue, strong earnings growth, and increasing demand for our new products,” said Martin Kits van Heyningen, KVH’s president and chief executive officer. “Our maritime TracVision® M3 satellite TV system is generating new sales within the smaller boat market segment, complementing the continued demand for our established, larger products. Our revamped TracVision R-series, including the new flagship TracVision R6, is gaining momentum with recreational vehicle manufacturers and consumers. As a result we achieved year-over-year sales growth in this market a full quarter earlier than anticipated. Our defense business also grew on a year-over-year basis, driven by sales of our fiber optic gyro (FOG) products, which topped $2.0 million in quarterly product sales for the first time.”

In the second quarter of 2006, mobile communication revenue was $16.8 million, up 22% on a year-over-year basis. Defense-related sales, including those for KVH’s TACNAV® military navigation systems and FOG solutions, were approximately $5.2 million, up 3% on a year-over-year basis.

Commenting on the company’s financial results, Pat Spratt, KVH’s chief financial officer, remarked, “Our second quarter results exceeded both our top and bottom line expectations, in part due to the resurgence in our sales to the RV marketplace and the level of demand in the worldwide marine market for our mobile communication products and services. Income from operations increased 46% compared to last year, and our operating margin improved to 6.4%. We are encouraged by the recent performance in the majority of our businesses. Based on the general business strength that we have seen to date, we are raising our guidance for revenue and earnings. We anticipate that year-over-year revenue growth will be in the range of 12%–15% for the third quarter and for the full year. We expect that EPS will be approximately $0.05 in the third quarter. This projection includes approximately $0.02 per share of stock option expenses. We expect that EPS for the year will be in the range of $0.30–$0.33, considerably above our prior guidance of $0.24. This projection includes approximately $0.06–$0.07 per share of stock option expenses. This 2006 guidance assumes a sequential decline in marine sales for the second half of the year compared to the first half, in line with historical seasonal patterns, and a continuation of the current quarterly level of tactical navigation sales for the remainder of the year.”

Recent Operational Highlights:

•	July 19, 2006 – KVH announced that Sea Ray, a major manufacturer of inboard recreational powerboats, is adding the TracVision M3 as an option on new vessels 29-44 feet in length. Sea Ray will continue to offer the TracVision 4-HP on vessels 45 feet and longer.

•	June 26, 2006 – Teton Homes announced that it selected the TracVision R4 stationary automatic satellite TV system for use on its 2007 model year 5th wheel campers.

•	May 18, 2006 – KVH expanded the distribution of its consumer products into Asia with the selection of Eletek Technology of China and Hong Kong and Can Traders of Singapore as new regional distributors. This expansion builds on the success of KVH’s existing marine satellite TV and communication sales and regional distribution networks in North America, Europe, the Middle East, Australia, and New Zealand.

KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a premier manufacturer of systems to provide access to live mobile media ranging from satellite TV to telephone and high-speed Internet for vehicles and vessels as well as a leading source of navigation, pointing, and guidance solutions for maritime, defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for 2006, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: seasonal declines in demand for our mobile communication and television products; changes in customer response to new product introductions; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a general shift in product mix toward our mobile communication products; the impact of increases in fuel prices on the sale and use of motor vehicles and marine vessels; our dependence on sole, limited source, or foreign suppliers; our dependence on third-party satellite networks for programming and satellite services; the unpredictability of the emerging market, as well as consumer and automotive manufacturer demand, for mobile communication products in automobiles; the emergence of alternative technology that may compete with or displace wireless mobile Internet services with regard to range and cost; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2006. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We assume no obligation to update our forward-looking statements to reflect new information and developments.

KVH, TracVision, and TACNAV are registered trademarks of KVH Industries, Inc. All other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$21,968	$18,807	$42,257	$36,700
Cost of goods sold	13,373	11,029	24,842	21,812

Gross profit	8,595	7,778	17,415	14,888

Operating expenses:
Research and development	1,973	1,978	4,142	3,876
Sales and marketing	3,428	3,347	7,273	6,970
General and administrative	1,790	1,493	3,685	2,766

Income from operations	1,404	960	2,315	1,276
Other income, net	511	68	943	210
Income tax expense	(229)	(76)	(318)	(233)

Net income	$1,686	$952	$2,940	$1,253

Net income per common share
Basic	$0.11	$0.07	$0.20	$0.09

Diluted	$0.11	$0.06	$0.20	$0.09

Weighted average common shares outstanding
Basic	14,773	14,549	14,729	14,535

Diluted	14,893	14,658	14,860	14,662

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Cash, cash equivalents and marketable securities	$53,956	$50,090
Accounts receivable, net	11,395	12,283
Inventories	7,435	6,564
Other assets	972	1,233

Total current assets	73,758	70,170
Property and equipment, net	9,627	8,663
Deferred income taxes	3,334	3,334
Other non-current assets	91	163

Total assets	$86,810	$82,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$8,321	$8,442
Current portion of long-term debt	119	115

Total current liabilities	8,440	8,557
Deferred revenue	252	128
Long-term debt, excluding current portion	2,221	2,282
Stockholders’ equity	75,897	71,363

Total liabilities and stockholders’ equity	$86,810	$82,330

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